Exhibit 1.2

IMPERIAL CAPITAL, LLC

10100 Santa Monica Boulevard

Suite 2400

Los Angeles, California 90067

February 11, 2020

Greenrose Acquisition Corp.

1000 Woodbury Road, Suite #212

Woodbury, NY 11797

Attn: William F. Harley III

Ladies and Gentlemen:

This is to confirm our agreement whereby Greenrose Acquisition Corp., a Delaware corporation (“Company”), has requested Imperial Capital, LLC (the “Advisor”) to assist it in connection with the Company merging with, acquiring, engaging in a share exchange, recapitalization or reorganization, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-235724) filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with its initial public offering (“IPO”).

1. Services and Fees.

(a) In connection with the engagement the Advisor will: (i) hold meetings with Company stockholders to discuss the Business Combination and the Target’s attributes; (ii) introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination, however, to the extent such investors purchase such securities, the Advisor will be compensated on the closing of such financing as set forth in the Engagement Letter; (c) assist the Company in trying to obtain stockholder approval for the Business Combination, including assistance with the Company’s proxy statement or tender offer materials; and (iv) assist the Company with any press releases and filings related to the Business Combination or the Target.

(b) As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to 4.5% of the gross proceeds received by the Company in the IPO (the “Fee”); provided, that up to 20% of the Fee may be allocated at the Company’s sole discretion to other FINRA members that assist the Company in identifying and consummating the Business Combination. The Fee shall be exclusive of any finder’s fees which may become payable to the Advisor pursuant to any other agreement between the Advisor and the Company or the Target.

(c) The Fee shall be payable in cash and is due and payable to the Advisor by wire transfer at the closing of the Business Combination (“Closing”); provided that the Fee shall not be paid prior to the date that is 90 days from the effective date of the Registration Statement unless the Financial Industry Regulatory Authority determines that such payment would not be deemed underwriters’ compensation in connection with the IPO. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisor hereunder.

2. Expenses. At the Closing, the Company shall reimburse the Advisor for all reasonable costs and expenses incurred by the Advisor (including reasonable fees and disbursements of counsel) in connection with the performance of its services hereunder up to a maximum of $10,000.

3. Company Cooperation. The Company will provide full cooperation to the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

4. Representations; Warranties and Covenants. The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5. Indemnity. The Company shall indemnify the Advisor and its affiliates and directors, officers, employees, stockholders, representatives and agents in accordance with the indemnification provisions set forth in Schedule I of the engagement letter (the “Engagement Letter”) , all of which are incorporated herein by reference. Notwithstanding the foregoing and Schedule I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Fee (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6. Use of Name and Reports. Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7. Status as Independent Contractor. The Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts. The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business.

9. Entire Agreement. This Agreement and the Engagement Letter, being executed simultaneously, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10. Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11. Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12. Non-Exclusivity. Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

12. Applicable Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) or (ii) brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, except for Indemnification Claims, in each event at the discretion of the party initiating the dispute. Once a party files a dispute (if arbitration, by sending JAMS a Demand for Arbitration) with one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above. With respect to Indemnification Claims all such claims shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York. The parties further acknowledge that they waive any right they have or may have to a trial by jury with regard to the claims of Indemnification.

In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrator[s] prior to the commencement of the hearings.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14. Counterparts. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

If the foregoing correctly sets forth the understanding between the by Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

[SIGNATURE PAGE FOLLOWS]

IMPERIAL CAPITAL, LLC

By:	/s/ Christopher Shepard
Name:	Christopher Shepard
Title:	EVP, Co-Head of Investment Banking

AGREED AND ACCEPTED BY:

GREENROSE ACQUISITION CORP.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

5